Exhibit 2.2 - First Amendment to Agreement for Share Exchange and Plan of
              Reorganization


   FIRST AMENDMENT TO AGREEMENT FOR SHARE EXCHANGE AND PLAN OF REORGANIZATION


     This First Amendment (the "Amendment") to Agreement for Share Exchange and Plan of Reorganization is made as of the 6th day of February, 2002, by and among WYOMING OIL AND MINERALS, INC., a Wyoming corporation ("WYOG"), NEW FRONTIER ENERGY, INC., a Colorado corporation ("NFE"), and MICHAEL HERMAN as the principal shareholder of WYOG (the "Shareholder"), who are parties to an Agreement for Share Exchange and Plan of Reorganization dated January 11, 2002 (the "Exchange Agreement").

     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree that the Exchange Agreement is hereby amended, effective immediately, as follows:

1. The first two sentences of Section 2.2(b) of the Exchange Agreement are hereby replaced with the following:

     "Capital Structure. The authorized capital stock of WYOG consists of 25,000,000 shares of Common Stock, par value $.01 per share and 2,000,000 shares of "blank check" Preferred Stock without par value. As of the date hereof, 1,015,716 shares of Common Stock were outstanding; no shares of Common Stock are held by WYOG in its treasury; no shares of Preferred Stock are outstanding or held in treasury."

2. Section 4.5 of the Exchange Agreement is hereby amended in its entirety to read as follows:

     "WYOG Board of Directors and Officers. All of the officers and directors of WYOG shall resign as of the Closing Date, but prior to such resignations becoming effective shall appoint Raymond E. McElhaney as sole Director."

3. Section 5.3(i) of the Exchange Agreement is hereby amended so as to remove the words "except Jack Bradley."

4. Section 6.1(a) of the Exchange Agreement is hereby amended in its entirety to read as follows:

     "(a) Any accrued or absolute liability of or claim against WYOG (other than for taxes) existing at the date hereof that is in excess of the actual aggregate liability of WYOG for the sum of the liabilities listed on
     Schedule 2.2(i) and in the current WYOG SEC Reports; PROVIDED, HOWEVER, that Shareholder shall not reimburse or indemnify WYOG nor NFE for any liability, claim, expense or the like related in any way to the litigation described on Schedule 2.2(k) hereto, except as expressly provided in
     Section 4.8 and agreed to in Annex 1 to this Agreement;"

5. The List of Schedules appearing after the signature page of the Exchange Agreement is hereby amended by inserting "Schedule 2.2(k) - Litigation" after "Schedule 2.2(j)."

6. Schedule 2.2(b) to the Exchange Agreement is hereby amended by changing the word "Warrants" in the table headings and last line of the table to "Options."

7. Schedule 2.2(k) is hereby added to the Exchange Agreement in the form attached hereto.

This Amendment shall be incorporated in the Exchange Agreement as if fully stated therein and executed in the original agreement. All remaining terms and conditions of the Exchange Agreement not addressed herein, are unchanged and in full force and effect, and are hereby ratified and confirmed.



     The Exchange Agreement, as amended hereby, is hereby ratified and affirmed.

     Executed under seal as of the 6th day of February, 2002.


                                       WYOMING OIL AND MINERALS, INC.


                                       By: /s/ Michael Herman
                                           ---------------------------
                                           Michael Herman, Chairman
                                           and Chief Executive Officer


                                       NEW FRONTIER ENERGY, INC.


                                       By: /s/ Jubal S. Terry
                                           ---------------------------
                                           Jubal S. Terry, President


                                       SHAREHOLDER:

                                           /s/ Michael Herman
                                           ---------------------------
                                           Michael Herman

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



                Agreement for Exchange and Plan of Reorganization
                  By and between New Frontier Energy, Inc. and
              Wyoming Oil & Minerals, Inc., dated January 11, 2002,
                           as amended February 6, 2002

Schedule 2.2(k)   Litigation
---------------

On or about December 12, 2001, Phillips Petroleum Company ("Phillips") filed suit against WYOG in the Moffat Country District Court in the State of Colorado seeking judgment in the amount of $360,979.52 plus interest, as well as an Operating Agreement Lien, a Mechanic's Lien, and a Wells and Equipment Lien upon WYOG's interest in certain oil leases located in Moffat County, Colorado, and further seeking foreclosure of WYOG's interests in said property. Phillips alleges that WYOG has failed to pay amounts due to Phillips pursuant to the Operating Agreement regarding said oil leases to which WYOG and Phillips are parties. WYOG previously sold its interest in said leases to a third party in June of 2001. The purchaser agreed to pay all amounts due pursuant to the Operating Agreement, and the president of the purchasing entity personally guaranteed such payments. Phillips consented in writing to the sale, provided that the third party paid the amounts due pursuant to the Operating Agreement.

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